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                                                                     EXHIBIT 3.2
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       Certificate of Designation of Series B Convertible Preferred Stock

                            NEXAR TECHNOLOGIES, INC.

There is hereby created a series of the Preferred Stock of this corporation to consist of 32,000 of the shares of Series B Convertible Preferred Stock, $.01 par value per share, which this corporation now has authority to issue.

1. The distinctive designation of the series shall be "Series B Convertible Preferred Stock" (the "Preferred Stock" or the "Series B Preferred Stock"). The number of shares of Series B Convertible Preferred Stock shall be 32,000.

2. For purposes of this Certificate of Designation and the Company's Certificate of Incorporation, (i) any series of Preferred Stock of the Company entitled to dividends and liquidation preference on a parity with the Series B Preferred Stock shall be referred to as "Parity Preferred Stock," (ii) any series of Preferred Stock ranking senior to the Series B and Parity Preferred Stock with respect to dividends and liquidation preference shall be referred to as "Senior Stock," and (iii) the Common Stock and any series of Preferred Stock ranking junior to the Series B and Parity Preferred Stock with respect to dividends and liquidation preference shall be referred to as "Junior Stock." As of the date of this Certificate of Designation there is not outstanding any Parity Preferred Stock. Without limiting the generality of the foregoing, the outstanding 45,684 shares of the Company's Convertible Preferred Stock are and shall be Junior Stock.

3. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of Senior Stock, the holders of Series B Preferred Stock and Parity Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Junior Stock or Common Stock by reason of their ownership thereof, an amount equal to their full liquidation preference, which in the case of shares of Series B Preferred Stock shall be $100 per share, plus accrued and unpaid dividends (the "Redemption Value"). If, upon such liquidation, dissolution or winding-up of the Company, the assets of the Company available for distribution to the holders of its stock be insufficient to permit the distribution in full of the amounts receivable as aforesaid by the holders of Preferred Stock and Parity Preferred Stock, then all such assets of the Company shall be distributed ratably among the holders of Preferred Stock and Parity Preferred Stock in proportion to the amounts which each would have been entitled to receive if such assets were sufficient to permit distribution in full as aforesaid. Neither the consolidation nor merger of the Company nor the sale, lease or transfer by the Company of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Company for the purposes of this paragraph.
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4.   Certain Definitions and References.

     (a) The Preferred Stock is being issued under Private Placement Purchase Agreements between the Company and the holders of the Preferred Stock (each, a "Subscription Agreement").

     (b) The terms "Registration Statement" and "Closing Date" shall have the meanings attributed thereto in the Subscription Agreement, and the term "Effective Date" means the date on which the Registration Statement shall be declared to be effective.

5.   Dividends

     (a) The holders of the Preferred Stock shall be entitled to receive a dividend, payable in arrears quarterly on the last day of each calendar quarter commencing with the calendar quarter which begins on April 1, 1998 or on earlier conversion or redemption of the Preferred Stock, which accrues from the date of issuance at the annual rate of $5 per share, provided that the annual rate shall be $18 during any First Delay Period and the annual rate shall be $24 during any Extended Delay Period.

          (i) The reference to the "First Delay Period" shall apply only if the Effective Date has not occurred by the close of business on June 30, 1998 and means the period which begins on July 1, 1998 and ends on the earlier of August 31, 1998 or the Effective Date.

          (ii) The reference to the "Extended Delay Period" shall apply only if the Effective Date has not occurred by August 31, 1998 and means the period which begins on September 1, 1998 and ends on the Effective Date.

     (b) The dividends shall be payable at the option of the Company either in cash or in shares of Common Stock which on the date of the dividend payment are convertible into shares of Common Stock which have a value equal to the dividend, provided that dividends may be paid in Common Stock only if the public sale thereof is permitted under a then effective registration statement. The value of each share of Common Stock for the purposes of any dividend payment shall be equal to the average of the last reported sales prices therefor on the NASDAQ National or Small Cap Market on the last five trading days prior to the date of the payment.

     (c) Nothing in this Certificate shall limit any other remedies which may be available to the Holder by reason of any delay in the filing or the effectiveness of the Registration Statement.

6.   Conversion

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     (a)  The holder shall have the right at any time (whether before or after the Effective Date or otherwise) in its sole discretion, to convert the Preferred Stock, in whole or in part, into a number of shares (the "Conversion Shares") of the Company's common stock (the "Common Stock") equal to $100 per share converted divided by the Conversion Price. The Conversion Price means the lesser of (1) $3.25 or (2) 75% of the average of the closing bid price of a share of Common Stock of the Company during the five trading days prior to such conversion.

     (b) In the event that the holder elects to exercise its conversion rights hereunder, it shall give to the Company written notice (by fax or overnight courier service or personal delivery) of such election and shall surrender his Preferred Stock to the Company for cancellation. Conversion shall be effective upon the giving of such notice provided that the certificate for the converted Preferred Stock is received by the Company within three days thereafter. The Company shall, within three business days after receipt by the Company of notice of conversion and the Preferred Stock being converted, deliver irrevocable instructions to its transfer agent (with a copy to Holder) to DWAC the shares of Common Stock issuable on such conversion. In addition to, and without limiting any other remedy available to Holder for any breach by the Company of its obligation timely to DWAC shares upon conversion as aforesaid , (1) Holder shall be entitled at its option by notice to rescind any such conversion, and (2) the Company shall forthwith upon Holder's demand from time to time or times pay to Holder $50 per share for each day of delay in fulfilling such obligation. Such obligation to pay such amount shall accrue interest, payable on demand, at the rate of 11% per annum.

     (c) The Preferred Stock shall on March 1, 2000 automatically convert into Common Stock at the then Conversion Price, provided that such conversion shall occur on such date only if the Company's listing on the NASDAQ Small Cap or National Market has then been in effect at all times from and after January 1, 1999, and only if all of the Common Stock issuable upon conversion of the Preferred Stock may then be resold publicly pursuant to an effective registration statement under the Securities Act of 1933 or under Rule 144 thereunder. If by reason of the proviso in the preceding sentence the Preferred Stock shall not convert automatically on March 1, 2000, the Holder may, in addition to such Holder's other remedies, by written notice to the Company, require the Company forthwith to redeem the Preferred Stock at a redemption price equal to $100 per share plus accrued dividends. The redemption price shall accrue interest payable on demand at the rate of 15% per annum.

     (d) The Company shall reserve for issuance on conversion and exercise of the Preferred Stock and the Warrant (as defined in the Subscription Agreement) the number of shares of Common Stock which would be issuable under the Preferred Stock if converted at a Conversion Price of $1.50, and shall reserve additional shares as requisite should the Conversion Price decline below $1.50. The Company shall use its diligent efforts promptly to list on NASDAQ all shares of Common Stock which are issued upon conversion of the Preferred Stock.

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     (e)  The Preferred Stock shall be convertible at any time only to the extent that Holder would not as a result of such exercise (and after giving effect to any shares or warrants or other securities owned by Holder) beneficially own more that 9.99% of the then outstanding Common Stock. Beneficial ownership shall be defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. The opinion of counsel to Holder shall prevail in the event of any dispute on the calculation of Holder's beneficial ownership.

     (f) If any consolidation or merger of the Company into another corporation which has a market capitalization of not less than $75 million, or the sale or conveyance of all or substantially all of its assets to any such corporation, shall be effected, then, at the election of the Company, exercisable by notice (an "Automatic Conversion Notice") to the Holder given not later than the 20/th/ business day prior to the consummation of such transaction, the Preferred Stock shall be deemed automatically converted immediately prior to the consummation of such transaction as provided above, provided that:

          (i) cash shall be payable in respect of the Company's common stock in the transaction or the securities issuable in respect of the Company's common stock in the transaction shall be immediately freely and publicly tradeable; and

          (ii) the Company shall give to the holders of the Preferred Stock not less than 20 days' prior written notice of such transaction. For purposes of this Section, "market capitalization" shall mean the product of the number of outstanding shares of the other corporation's stock multiplied by the average of the closing bid prices for the other corporation's stock (as quoted on a national securities exchange or on NASDAQ) during the 20 trading days prior to the measurement date.

     (b) If the Company does not timely give an Automatic Conversion Notice in respect of a transaction referred to above, or if any other consolidation, merger or sale shall be effected, or if any capital reorganization or reclassification of the Common Stock shall be effected, then, as a condition precedent of such transaction, appropriate provision shall be made to the end that conversion rights hereunder (including, without limitation, provisions for appropriate adjustments) shall thereafter be applicable, as nearly as may be practicable in relation to the kind of stock, securities or assets which are deliverable in respect of Common Stock upon the consummation of such transaction, to the end that the Holder shall have the right to receive upon conversion the kind of shares of capital stock or other securities or property which such Holder would have been entitled to receive upon or as a result of such transaction had the Preferred Stock been converted immediately prior to such event.

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     (c)  The Company covenants to call a special or annual meeting of shareholders which will be held on or before June 30, 1998 and at which the Company's shareholders will be asked to approve the issuance of shares on conversion of the Preferred Stock and Warrants issued to the Purchasers (each such terms as defined in the Subscription Agreement). The Board of Directors of the Company will recommend that the shareholders of the Company vote in favor of such approval. Until such approval is obtained, the maximum number of shares which will be issued on conversion of the Preferred Stock and exercise of the Warrants is 2,001,810, issuable on a first converted-first exercised basis. Should such approval not be obtained by the close of business on June 30, 1998, then until such approval is obtained, the Company shall on demand by Holder made at any time or times redeem any portion of the Preferred Stock designated by Holder for redemption (the "Redeemed Portion") at a redemption price per share equal to $125 plus accrued dividends. The redemption price shall be payable within five business days after demand for redemption is made, and shall accrue interest payable on demand at 11% per annum. The Holders of shares of common stock issued on conversion of the Preferred Stock shall not vote their shares of common stock at the meeting aforesaid.

7. Purchase for Investment. The Holder, by acceptance of shares of Preferred Stock, acknowledges that the Preferred Stock (and the Common Stock into which the Preferred Stock is convertible) has not been registered under the Act, covenants and agrees with the Company that such Holder is taking and holding the Preferred Stock (and the Common Stock into which the Preferred Stock is convertible) for investment purposes and not with a view to, or for sale in connection with, a distribution thereof and that the Preferred Stock (and the Common Stock into which the Preferred Stock is convertible) may not be assigned, hypothecated or otherwise disposed of in the absence of an effective registration statement under the Act or an opinion of counsel for the Holder, which counsel shall be reasonably satisfactory to the Company, to the effect that such disposition is in compliance with the Act, and represents and warrants that such Holder is an "accredited investor" that such Holder has, or with its representative has, such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks in respect of this Preferred Stock (and the Common Stock into which the Preferred Stock is convertible) and is able to bear the economic risk of such investment.

8. The Company covenants and agrees that all shares of Common Stock which may be issued upon conversion of this Preferred Stock will, upon issuance, be duly and validly issued, fully paid and non-assessable and no personal liability will attach to the holder thereof.

9.   Certain Events of Mandatory Redemption.

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     (a)  An "event of redemption" with respect to this Preferred Stock shall exist if any of the following shall occur, if:

          (i) The Company shall breach or fail to comply with any provision of this Preferred Stock and such breach or failure shall continue for 15 days after written notice by any Holder of any Preferred Stock to the Company.

          (ii) A receiver, liquidator or trustee of the Company or of a substantial part of its properties shall be appointed by court order and such order shall remain in effect for more than 15 days; or the Company shall be adjudicated bankrupt or insolvent; or a substantial part of the property of the Company shall be sequestered by court order and such order shall remain in effect for more than 15 days; or a petition to reorganize the Company under any bankruptcy, reorganization or insolvency law shall be filed against the Company and shall not be dismissed within 45 days after such filing.

          (iii) The Company shall file a petition in voluntary bankruptcy or request reorganization under any provision of any bankruptcy, reorganization or insolvency law, or shall consent to the filing of any petition against it under any such law.

          (iv) The Company shall make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or consent to the appointment of a receiver, trustee or liquidator of the Company, or of all or any substantial part of its properties.

     (b) If an event of redemption shall occur, the Holder may, in addition to such Holder's other remedies, by written notice to the Company, require the Company forthwith to redeem the Preferred Stock at a redemption price equal to $100 per share plus accrued dividends. The redemption price shall accrue interest payable on demand at the rate of 15% per annum.

10. Without the consent of a majority in interest of the holders of the Preferred Stock, the Company shall not create any class of equity security which is senior to or on parity with the Preferred Stock in liquidation rights, other than in connection with the sale of shares to existing stockholders of the Company; or to an entity whose relationship with the Company creates intangible value for the Company; or to fund merger and/or acquisition related activity.

11. All share, redemption and similar amounts are subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalization and similar events.

12. The Preferred Stock shall have no voting rights except as otherwise required by law.

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13.  Miscellaneous.

     (a) All notices and other communications required or permitted to be given hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telegram, by facsimile, recognized overnight mail carrier, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows: (a) if to the Holder, to such address as such Holder shall furnish to the Company in accordance with this Section, or (b) if to the Company, to it at its headquarters office, or to such other address as the Company shall furnish to the Holder in accordance with this Section.

     (b) The waiver of any event of default or the failure of the Holder to exercise any right or remedy to which it may be entitled shall not be deemed a waiver of any subsequent event of default or of the Holder's right to exercise that or any other right or remedy to which the Holder is entitled.

     (c) The Holder shall be entitled to recover its legal and other costs of collecting on the Preferred Stock, and such costs shall accrue interest, payable on demand, at the rate of 15% per annum.

In addition to all other remedies to which the Holder may be entitled hereunder, Holder shall also be entitled to decrees of specific performance without posting bond or other security.

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